Exhibit 99.1
Press Release
Aspen Appoints Peter O’Flinn to Board of Directors
Hamilton, Bermuda – April 29, 2009 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today announced that the Company’s Board of Directors (“the Board”) has appointed Mr. Peter R. O’Flinn to the Board in a non-executive capacity. He was also appointed to the Audit Committee and Chair of the Corporate Governance and Nominating Committee. Mr. O’Flinn is the former co-chairman of LeBoeuf, Lamb, Greene & MacRae LLP, a global law firm and the predecessor of Dewey & LeBoeuf.
Mr. Glyn Jones, Chairman of the Board commented: “Peter joins us with extensive experience in US securities law and insurance regulatory matters. His background is unique to the Board’s collective skill-set and gives us further depth and experience with which to advise the Aspen management team. I very much look forward to working with him.”
As a legal professional with over 25 years of experience, Mr. O’Flinn has worked with and counseled many of those who have impacted the growth and transformation of the insurance industry, including company managements, state and federal regulators, investment banks, accountants, actuaries, private equity firms and rating agencies, both in the United States and internationally. Mr. O’Flinn is currently on the Board of Directors and Audit Committees of Euler ACI Holdings, Inc. (the U.S. subsidiary of Euler Hermes) and Sun Life Insurance and Annuity Company of New York (a subsidiary of Sun Life of Canada).
About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, Singapore and Switzerland. For the twelve months ended December 31, 2008, Aspen reported gross written premiums of $2.0 billion, net income of $103.8 million and total assets of $7.3 billion. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains written, and Aspen’s officers may make related oral, “forward-looking statements” within the meaning of the U.S. federal securities laws regarding its appointment of a non-executive director. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.
All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements, including changes in market conditions and their impact on our business. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on February 26, 2009.

Investor Contact:
Aspen Insurance Holdings Limited

Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999
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